TABLE OF CONTENTS

RECITALS	3

DEFINITIONS	4

ARTICLE I SUBJECT OF THE AGREEMENT	6

§1. SUBJECT OF THE AGREEMENT	6
§2. PERFORMANCE OF THE AGREEMENT BY THE BUYER AND THE SELLER	6
§3. PRICE	6
§4. EFFECTIVENESS OF THE AGREEMENT, CLOSING DATE, TRANSFER OF THE SHARES	6
§5. CLOSING SECURITY	8
§6. PUBLIC TRADING IN SECURITIES ISSUE	9

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLER	10

§1. LEGAL STATUS	10
§2. SCOPE OF AUTHORITY OF SELLER’S REPRESENTATIVE	10
§3. RIGHT TO DISPOSE OF THE SHARES	10
§4. SHARES IN THE COMPANY	11
§5. NO OTHER REPRESENTATIONS AND WARRANTIES	11
§6. REPETITION OF REPRESENTATIONS AND WARRANTIES	11

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER AND CEDC	12

§1. LEGAL STATUS; AUTHORITY; CONSEQUENCES OF THE AGREEMENT	12
§2. CONSENTS AND APPROVALS; NO DEFAULT	12
§3. SUFFICIENT FUNDS	13
§4. SHARES PURCHASED AS INVESTMENT	13
§5. LEGAL TRANSACTIONS WITH THE BUYER AND ITS AFFILIATES	13
§6. DUE DILIGENCE REVIEW OF THE COMPANY	13
§7. DEVELOPMENT OF THE COMPANY’S SALES MARKETS	14
§8. NO OTHER REPRESENTATIONS AND WARRANTIES	14
§9. ADDITIONAL REPRESENTATIONS	14
§10. REPETITION OF REPRESENTATIONS AND WARRANTIES	15

ARTICLE IV BUYER’S INVESTMENT COMMITMENTS	16

§1. GUARANTEED INVESTMENTS	16
§2. FINANCING THE GUARANTEED INVESTMENTS	16
§3. TECHNICAL SUPPORT; KNOW-HOW	17
§4. GUARANTEED INVESTMENT REPORT	17

ARTICLE V OTHER OBLIGATIONS OF THE BUYER	18

§1. SHARE TRANSFER RESTRICTIONS	18
§2. NO LIQUIDATION OF THE COMPANY; RESTRICTED DISPOSAL OF COMPANY’S PROPERTY	18
§3. REINVESTMENTS	19
§4. NO DECREASE OF SHARE CAPITAL	19
§5. ENVIRONMENTAL INITIATIVES	19
§6. SELLER’S REPRESENTATIVES ON THE COMPANY’S SUPERVISORY BOARD	19
§7. KEEPING THE COMPANY PUBLIC	20

ARTICLE VI EMPLOYMENT MATTERS	21

§1. GUARANTEE OF EMPLOYMENT	21
§2. UPDATES FOR THE SELLER ON EMPLOYEE MATTERS	22
§3. IMPROVING THE PROFESSIONAL SKILLS OF EMPLOYEES AND EXECUTIVE STAFF	22

ARTICLE VII BUYER’S AND CEDC’S LIABILITY FOR THEIR OBLIGATIONS UNDER THE AGREEMENT	22

§1. GENERAL PROVISIONS	22
§2. LIABILITY FOR A FAILURE TO IMPLEMENT THE GUARANTEED INVESTMENTS	24
§3. LIABILITY FOR TERMINATION OF EMPLOYMENT	24
§4. OTHER GUARANTEE FEES	24
§5. APPOINTMENT OF THE EXPERT BY THE SELLER	26
§6. REPORT ON THE FULFILLMENT OF OTHER OBLIGATIONS ENSUING FROM THE AGREEMENT	26
§7. AUDITOR FOR SPECIAL AFFAIRS	27
§8. LIABILITY FOR DELAYED FILING OF REPORTS	27

ARTICLE VIII REMAINING SHARES	28

§1. EMPLOYEE SHARES	28

ARTICLE IX GENERAL PROVISIONS	29

§1. EXPENSES	29
§2. DISPUTE RESOLUTION	29
§3. FORCE MAJEURE	29
§4. GOVERNING LAW	30
§5. DISPOSAL; RIGHTS OF THIRD PARTIES	30
§6. NOTICES	30
§7. SCOPE OF THE AGREEMENT	31
§8. LANGUAGE; COUNTERPARTS	31
§9. SEVERABILITY	31
§10. MODIFICATIONS	31
§11. PAYMENTS TO THE SELLER	32
§12. APPENDICES	32

SHARE PURCHASE AGREEMENT

REGARDING THE SHARES OF

PRZEDSIEBIORSTWO “POLMOS” BIAŁYSTOK

SPOLKA AKCYJNA

On July 11, 2005 in Warsaw:

The State Treasury, represented by Jacek Socha, the Minister of State Treasury, hereinafter referred to as the “Seller”,

and

Carey Agri International Poland Sp. z o.o., represented by Evangelos Evangelou, Vice President of the Management Board and Elzbieta Kusnierek, Management Board Member,

hereinafter referred to as the “Buyer”,

with the participation of Central European Distribution Corporation, referred to hereinafter as CEDC, represented by Evangelos Evangelou, Vice President of the Management Board

entered into the following agreement:

RECITALS

This Agreement was concluded pursuant to the Commercialization and Privatization Act of August 30, 1996 (Dz. U. of 2002, No. 171, Item 1397, as amended), in conclusion of negotiations with the Buyer following a public invitation to negotiate.

The Seller announced a public invitation to negotiate an acquisition of no less than 10% (ten percent) of shares in Przedsiebiorstwo “Polmos” Bialystok Społka Akcyjna, with its registered office in Bialystok in the “Rzeczpospolita” newspaper on December 16, 2004.

The Seller and the Buyer mutually agree as follows:

DEFINITIONS

Shares	7,259,000 (seven million, two hundred and fifty-nine thousand) ordinary bearer shares of the Company, each with a nominal value of PLN 10 (ten) per share, admitted to public trading in securities, bearing code: PLPLMSB00016 in the National Depository of Securities, and representing in aggregate 61% (sixty one percent) of the Company’s share capital, sold to the Buyer pursuant to this Agreement.

CEDC	Central European Distribution Corporation, incorporated under US law, with its registered office at Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004, United States of America

Price Per Share	the price per one Share, being a quotient of the Purchase Price and the number of Shares sold.

Purchase Price	the total price for the Shares, agreed in the course of the negotiations conducted pursuant to the public invitation.

Closing Date	the date on which the Purchase Price shall be paid and the Shares transferred to the Buyer, as determined in accordance with the Agreement.

Brokerage House	Dom Maklerski PENETRATOR S.A., with its registered office in Krakow.

Business Day	any day other than Saturdays, Sundays and statutory holidays.

CEDC Group	a capital group comprising CEDC as the parent entity, its subsidiaries and affiliates;

SEC	the Polish Securities and Stock Exchange Commission (Komisja Papierow Wartosciowych i Giełd).

Dominant Entity	an entity:

	1)	which holds, directly or indirectly, a majority of the total number of votes in the corporate authorities of another entity (subsidiary), as well as in the capacity of a pledgee or usufructor, or under agreements with other persons holding voting rights; or

	2)	that has the right to decide the financial policy and day-to-day business activity of another entity (subsidiary) pursuant to statutes, a charter or an agreement;

	3)	that has the power to appoint or recall a majority of the management board or supervisory board members of another entity (subsidiary) as well as under agreements with other persons; or

	4)	whose management board members or executive staff or persons acting as management board members or executive staff of a subsidiary, constitute more than half of the composition of the management board of another entity (subsidiary).

Affiliate	any entity of which the Buyer is a Dominant Entity, or which is a Dominant Entity over the Buyer, or any subsidiary of the Buyer’s Dominant Entity.

Guaranteed Investments Settlement	delivery to the Seller by the Buyer of the Report referred to in Article IV §4 Section 1 of this Agreement, unequivocally evidencing the completion of the Guaranteed Investments pursuant to this Agreement.

Company	Przedsiebiorstwo “Polmos” Bialystok Spolka Akcyjna, with its registered office in Bialystok, established as the result of the transformation of a State-owned enterprise pursuant to the Privatization Act, recorded in the Register of Entrepreneurs of the National Court Registry by the District Court in Bialystok, XII Business Division of the National Court Register under No. KRS 0000040543.

Party	each of the Buyer and the Seller.

Agreement	this agreement.

Antimonopoly Office	the Polish Competition and Consumer Protection Office (Urzad Ochrony Konkurencji i Konsumentow).

Privatization Act	the Commercialization and Privatization Act of August 30, 1996 (Dz. U. of 2002, No. 171, Item 1397, as amended).

Securities Act	the Act on the Public Trading of Securities of August 21, 1997 (Dz. U. of 2002, No. 49, Item 447, as amended).

General Meeting	the Company’s General Shareholders’ Meeting.

CPI (Consumer Price Index)	the consumer goods and services price index announced by the President of the Polish Central Statistical Office.

Closing	the payment of the Purchase Price and the transfer of the Shares to the Buyer.

ARTICLE I

SUBJECT OF THE AGREEMENT

§1. Subject of the Agreement

1.	On the terms set forth in this Agreement the Seller sells and the Buyer purchases 7,259,000 (seven million two hundred fifty nine thousand) Shares, representing in aggregate 61% (sixty one percent) of the Company’s share capital.

2.	The Seller sells and the Buyer purchases the Shares together with all rights and interests attached thereto.

§2. Performance of the Agreement by the Buyer and the Seller

The Buyer shall be deemed to have performed this Agreement upon the payment of the Purchase Price and upon the performance of the other obligations hereunder and the Seller shall be deemed to have performed this Agreement upon the transfer of the Shares to the Buyer and upon the performance of the other obligations hereunder.

§3. Price

1.	The Purchase Price is PLN 1,063,443,500.00 (one billion, sixty three million, four hundred and forty-three thousand and five hundred zloty).

2.	The Price Per Share is PLN 146.50 (one hundred and forty-six zloty and 50/100).

§4. Effectiveness of the Agreement, Closing Date, Transfer of the Shares

1.	Subject to Sections 2 through 5 below and to § 5 Section 1, this Agreement shall become effective upon the Buyer’s receipt of the last of the following documents:

1)	consent of the President of the Antimonopoly Office approving the concentration pursuant to the Act on the Protection of Competition and Consumers of December 15, 2000 (Dz. U. of 2003, No. 86, Item 804, as amended) or, should an adverse decision be issued, one day after an award of the Antimonopoly Court approving the concentration becomes final and non-appealable;

2)	a permit from the SEC to transfer the Shares off the regulated market, referred to in Art. 93 of the Securities Act. Should the current Securities Act become ineffective, and if the SEC’s permit is required, this provision shall be deemed to refer accordingly to a relevant provision of the new act.

2.	Considering that the Buyer has filed a notification of the intended concentration, drawn up in the form stipulated by the provisions of law with the Antimonopoly Office, the Buyer agrees to act with due diligence in the proceedings before the President of the Antimonopoly Office, and in particular, to provide the President of the Antimonopoly Office promptly on demand with any information and documents required in the course of the proceedings. The Seller shall procure that the Company delivers and submits directly to the Antimonopoly Office, any information and documents required for the proceedings, as indicated by the Buyer. In the event of an adverse decision of the President of the Antimonopoly Office, the Buyer agrees to appeal to the Antimonopoly Court and act with due diligence in proceedings before that court in order to obtain consent for the concentration.

3.	The Buyer agrees to notify the Seller promptly of any decisions of the President of the Antimonopoly Office and the Antimonopoly Court regarding the consent to the concentration referred to in Section 1 Item 1) above.

4.	The Buyer agrees to file an application for the permit referred to in Section 1 Item 2) as required by law, within 14 (fourteen) days following the conclusion of this Agreement, and to act with due diligence in proceedings before the SEC, and in particular to provide all information requested by the SEC promptly.

5.	The Buyer agrees to notify the Seller promptly of all recommendations and decisions of the SEC regarding the permit referred to in Section 1 Item 2) above. The Buyer agrees to deliver promptly an excerpt of the permit referred to above to the Seller and to the Brokerage House.

6.	If the Buyer obtains the consent or the award referred to in Section 1 Item 1) above, and the permit referred to in Section 1 Item 2) above, the Parties shall agree a Closing Date. Unless the Parties decide otherwise, the Closing Date shall be the tenth Business Day following the effective date of this Agreement.

7.	The Shares shall be deemed transferred to the Buyer upon the completion of the following actions on the Closing Date:

1)	Save for the provision of § 5 Section 1 below, the Buyer pays the Purchase Price to the Seller, in an amount set forth in Article I §3 Section 1 of the Agreement, by bank transfer to an auxiliary account of the Seller open and kept by the Brokerage House, No. 97655073, designated for handling transactions related to the securities account of the Seller No. 97655073, kept by the Brokerage House as a register for the sponsor of the Company’s share issuance. The aforementioned bank transfer shall be effected in the form of an irrevocable internal money transfer order from the cash account of the Buyer with the Brokerage House (bearing interest at an overnight rate agreed upon with the Brokerage House, less the rate of mandatory reserves, provided that the interest rate on the account will not depart from the market rates for similar deposits) to the aforementioned Seller’s cash account with the Brokerage House. This order shall refer to monies equal to the Purchase Price (including the amount previously paid to the Seller pursuant to § 5 Item 1 below) that shall have been paid in by the Buyer and blocked in its cash account with the Brokerage House as security for the payment of the Purchase Price. The aforementioned transfer order shall be effected by the Brokerage House concurrently with an order given by the Seller, as described in Item 2 below. The interest earned on the account until the day on which the Purchase Price is transferred to the Seller shall be retained by the Buyer.

2)	The Seller transfers the Shares to the Buyer by way of giving an irrevocable order to the Brokerage House to transfer the Shares from the securities account of the Seller No. 97655073 kept by the Brokerage House as a register for the sponsor of the Company’s share issuance, to a securities account of the Buyer kept with the Brokerage House. This order shall be effected by the Brokerage House concurrently with the Seller’s order referred to in Item 1 above.

8.	This Agreement shall expire unless the Closing occurs within 6 (six) months following the date of its conclusion. But for an important reason, the Seller shall not reject the Buyer’s request for extending the above term, provided that such extension may not exceed the period of consecutive 6 (six) months, in the event of a delay in the issuance of decisions regarding the consents and approvals referred to in Section 1, unless such delay is due to the Buyer’s failure to act with due diligence. The Buyer shall request the Seller in writing for its written consent to an extension of the above term, two weeks in advance.

§ 5. Closing Security

1.	In order to secure the Closing, on the day of the execution hereof, the Buyer shall hand over to the Seller a certified check (checks) issued for the benefit of the Ministry of the State Treasury for the aggregate amount of PLN 100,000,000 (one hundred million).

This amount:

1)	shall be credited towards the Purchase Price if Closing takes place,

2)	shall be forfeited in full for the benefit of the Seller, including interest (benefits) actually obtained by the Seller, if the Agreement does not become effective or the Closing does not occur within the deadline specified in the Agreement for reasons attributable to the Buyer, including the lack of funds for the payment of the Purchase Price. For the avoidance of doubt, the non-receipt by the Buyer of any decisions referred to in § 4 Section 1 shall not be deemed to be circumstance attributable to the Buyer if the Buyer exercised due diligence in filing and supporting the petitions for the issuance of such decisions.

3)	shall be returned to the Buyer at nominal value increased by interest (benefits) actually gained by the Seller, not later than within 7 (seven) days after the expiry of the Agreement (§ 4 Section 8), if the Agreement does not become effective or the Closing does not occur for reasons outside the scope of the Buyer’s responsibility, except that the lack of funds for the payment of the Purchase Price shall in every instance be regarded as a circumstance for which the Buyer bears responsibility.

2.	In the event of not being presented on the day of execution hereof with the check referred to in Section 1, or of such check being rejected for lack of sufficient funds, the Seller shall have the right to rescind the Agreement, such termination being in that instance a circumstance for which the Buyer bears full responsibility.

3.	Following the effective date of the Agreement, no later than two Business Days prior to the Closing Date:

1)	the Buyer shall notify the Brokerage House in writing of the Agreement having become effective, and provide the Brokerage House with an extract of the SEC’s permit referred to in §4 Section 1 Item 2) of this Article,

2)	the Buyer shall pay cash against the balance of Purchase Price and the Brokerage House’s commission to the Buyer’s investment account (bearing interest at an overnight rate agreed upon with the Brokerage House, less the rate of mandatory reserves, provided that the interest rate on the account will not depart from the market rates for similar deposits) with the Brokerage House (taking into account the amount paid as per Section 1 above), and place an irrevocable internal transfer order to transfer these funds, in full amount, to the auxiliary cash account of the Seller No. 97655073, designated for handing the securities account of the Seller No. 97655073, kept by the Brokerage House as a register for the sponsor of the Company’s share issuance. The aforementioned transfer order shall be effected by the Brokerage House no earlier than as of the Closing Date and concurrently with an order given by the Seller, as described in Item 3) below; the Buyer shall promptly provide the Seller with a confirmation of receipt of the aforementioned order by the Brokerage House;

3)	the Seller shall notify the Brokerage House in writing of the Agreement having become effective, and place an irrevocable order with the Brokerage House to transfer the Shares from the Seller’s securities account No. 97655073 kept by the Brokerage House as a register for the sponsor of the Company’s share issuance, to a securities account of the Buyer with the Brokerage House or to any other securities account indicated by the Buyer and maintained by an authorized entity operating in the territory of Poland. This transfer order shall be effected by the Brokerage House no earlier than as of the Closing Date and concurrently with the order given by the Seller, as described in Item 2) above. The Seller shall provide the Buyer with a confirmation of receipt of the aforementioned order by the Brokerage House.

§ 6. Public trading in securities issue

1.	The Parties acknowledge and agree that the performance of certain provisions hereof may be deemed as shareholders of a public company acting in concert, as referred to in Art. 158a of the Securities Act, and hereby the Parties agree to take actions required by law in connection with this fact. Pursuant to Art. 158a, Section 3, Item 1 of the Securities Act the Parties appoint the Buyer as the entity responsible for the fulfillment of the relevant obligations stipulated in Chapter 9 of the cited act. The Seller shall inform the Buyer of any events concerning the Seller from which such obligations described in Chapter 9 of the Securities Act may arise. Should the current Securities Act become ineffective, this provision shall be deemed to refer accordingly to a relevant provision of the new act.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Buyer that:

§1. Legal status

1.	The Company is a joint-stock company, duly established and existing under the laws of the Republic of Poland, formed as a result of the transformation of a State-owned enterprise pursuant to the Privatization Act, recorded in the Register of Entrepreneurs of the National Court Registry by the District Court in Bialystok, XII Business Division of the National Court Register, under No. KRS 0000040543.

2.	An excerpt from the National Court Register for the Company attached as Appendix 1 to this Agreement reflects the Company’s legal status as at the date of this Agreement.

3.	Appendix 2 to this Agreement contains the Company’s Deed of Commercialization and the Charter as at the date of the conclusion of this Agreement.

§2. Scope of authority of Seller’s representative

1.	The Minister of the State Treasury, acting on behalf of the Seller, is sufficiently authorized and empowered to conclude and perform this Agreement.

2.	The Seller concluded this Agreement in compliance with the binding provisions of law. The Agreement constitutes a source of the Seller’s obligations and a basis for the enforcement of its provisions pursuant to the terms hereof.

§3. Right to dispose of the Shares

1.	The Seller owns 67.86% (sixty seven and 86/100 percent) of the Company’s shares.

2.	All of the Company’s shares have been fully paid, issued and subscribed for pursuant to the provisions of Polish law.

3.	The Seller has the right to dispose of the Shares, and, as at the date this Agreement is concluded, such right shall be free from any restrictions resulting from the provisions of law, the Company’s charter, and/or the rights of third parties, and the Shares are free of any claims and other encumbrances, except for certain rights of the persons authorized to acquire shares gratuitously pursuant to Arts. 36 and 37 of the Privatization Act, and subject to the laws on public securities trading.

§4. Shares in the Company

1.	The Company’s share capital is PLN 119,000,000 (one hundred and nineteen million) and is divided into 11,900,000 (eleven million, nine hundred thousand) ordinary shares with a nominal value of PLN 10 (ten) per share, including 5,400,000 (five million, four hundred thousand) series A shares and 6,500,000 (six million, five hundred thousand) series B shares.

2.	The shares sold to the Buyer represent 61% (sixty one percent) of the Company’s shares outstanding on the date this Agreement is concluded and are all owned exclusively by the Seller, free from any claims and other encumbrances. The shares sold to the Buyer vest the right to exercise in aggregate 7,259,000 (seven million, two hundred and fifty-nine thousand), that is 61% (sixty one percent), of the votes at the General Meeting.

3.	The Shares are marked with code PLPLMSB00016 in the National Depository of Securities, they have been introduced to trading on the main market of the Warsaw Stock Exchange and are deposited in an account in the issue sponsor’s register maintained by the Brokerage House.

§5. No other representations and warranties

The representations and warranties made by the Seller in this Article II are the only representations and warranties regarding the Company binding upon the Seller, and the Buyer may only rely on these representations and warranties in concluding the Agreement.

§6. Repetition of representations and warranties

The representations and warranties made in this Article II are deemed repeated on the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND CEDC

The Buyer and CEDC represent and warrant to the Seller that:

§1. Legal status; authority; consequences of the Agreement

1.	The Buyer is a corporate entity, incorporated and existing as a limited liability company under the laws of Poland. Additionally, the Buyer has legal capacity and its representative is sufficiently authorized and empowered to conclude and perform this Agreement. A certified copy of an excerpt from the Buyer’s Register of Entrepreneurs of the National Court Register, current as of the date of this Agreement, is attached as Appendix 3 to this Agreement. A copy of the Buyer’s current articles of association, certified as of the date of this Agreement, is attached as Appendix 4 to this Agreement. The Buyer entered into this Agreement in compliance with the binding provisions of law and it constitutes a source of the Buyer’s obligations and a basis for enforcement pursuant to its terms.

2.	CEDC is a corporate entity, incorporated and existing as a joint-stock company under the laws of the State of Delaware, United States of America. Additionally, CEDC has legal capacity and its representative is sufficiently authorized and empowered to conclude and perform this Agreement. A certified copy of an excerpt from the relevant register for CEDC (i.e. Certificate of Good Standing), current as of the date of this Agreement, is attached as Appendix 6 to this Agreement. A certified copy of CEDC’s charter (i.e. Certificate of Incorporation), current as of the date of this Agreement, is attached as Appendix 7 to this Agreement. CEDC entered into this Agreement in compliance with the binding provisions of law and it constitutes a source of CEDC’s obligations and a basis for enforcement pursuant to its terms.

§2. Consents and approvals; no default

1.	The conclusion and performance of this Agreement by the Buyer and CEDC shall not:

1)	breach any permit, authorization, waiver, and consent or approval issued by State administrative bodies of the Republic of Poland or other jurisdictions applicable to the Buyer or CEDC, or require any filings or permits, except as specified in this Agreement;

2)	breach any administrative decision, court award or decree related to the Buyer or CEDC;

3)	contravene or cause a non-performance or improper performance or constitute a basis for termination, invalidation or acceleration of any liability in relation to:

a)	the contents of the Buyer’s or CEDC’s articles of association, by-laws or corporate resolutions,

b)	any agreement to which the Buyer or CEDC is a party or other liability binding upon the Buyer or CEDC;

2.	The Buyer and CEDC warrant that their conclusion and performance of the Agreement shall comply with the provisions of Polish law.

§3. Sufficient funds

1.	The Buyer and CEDC warrant that they have sufficient funds to perform its obligations under the Agreement.

2.	The Buyer and CEDC represent that the financial plan of the Buyer and CEDC Group (being the Buyer’s parent entity) prepared for the purposes of obtaining an investment loan for the purchase of shares in the Company assumes the repayment of the debt with CEDC Group’s own funds. For the purposes of this representation, CEDC Group should be understood not to include Polmos Bialystok S.A.

3.	The Buyer and CEDC represent that the Company’s financial means shall not be used for the repayment of the debt incurred by the Buyer and CEDC for the partial financing of the purchase of shares in the Company from the Seller. The Buyer warrants in particular that neither the Buyer nor any CEDC Group entity shall incur any loan from the Company and the Company’s financial means shall not be invested in financial instruments issued by the Buyer or any CEDC Group entity. The Buyer also represents that the repayment of the debt incurred by the Buyer and CEDC for partial financing of the purchase of shares in the Company shall not be secured in any way on the Company’s shares or assets.

§4. Shares purchased as investment

The Buyer purchases the Shares as a strategic investment, and it does not intend to resell or otherwise transfer the Shares within the period of 5 years from the Closing Date.

§5. Legal transactions with the Buyer and its Affiliates

The Buyer and CEDC shall cause all transactions between the Company and the Buyer or between the Company and any of Buyer’s Affiliates to be effected on terms that comply with the provisions of Polish law, and on such terms as shall be no less favorable, also in terms of consideration, than the terms of similar transactions between the Buyer and its Affiliates or among the Affiliates themselves.

§6. Due diligence review of the Company

1.	The Buyer and CEDC represent that they are familiar with the condition of the Company’s business and that they have conducted their own enquiry in this respect.

2.	The Buyer and CEDC acknowledge that they have been allowed to access without restrictions to sources of information regarding the Company, including in particular the Company’s property, real estate, employees, books, registers and files, for the purpose of conducting such review and analysis of the Company’s business as the Buyer and CEDC have seen fit and necessary for the purposes of deciding whether or not to enter into this Agreement. The Buyer and CEDC hereby waive any and all claims in this respect.

3.	The Buyer and CEDC also acknowledge that neither the Seller nor its representatives, advisors or consultants shall assume any liability for the accuracy and/or completeness of any information, data or materials (written or oral) provided to or reviewed by the Buyer or CEDC in relation to the transaction contemplated in this Agreement.

§7. Development of the Company’s sales markets

The Buyer and CEDC shall support the Company fully in a commercially justified development of the sales markets for its products.

§8. No other representations and warranties

The Buyer and CEDC agree and acknowledge that:

1)	the representations and warranties in this Agreement are the only representations and warranties made by or on behalf of the Seller;

2)	the Buyer and CEDC have not relied on any explicit or implied representations or warranties extended or delivered by the Seller or on its behalf, other than the representations and warranties set forth in this Agreement;

3)	the Buyer and CEDC hereby waive any claims against the Seller, its representatives, advisors and consultants in relation to this Agreement, except for claims against the Seller resulting from its breach of any obligations, representations or warranties set forth in this Agreement.

§9. Additional representations

The Buyer and the CEDC Group consider the acquisition of the Company’s shares as a strategic investment, fully accept its public nature and understand the necessity of protecting the interests of minority shareholders. At the same time, the Buyer and CEDC Group are ready to undertake steps leading to improvement of the current market position of the Company and its profitability. In light of the above, the Buyer and CEDC undertake:

1.	subject to the competitive situation in the Polish alcoholic beverages market and macroeconomic circumstances, to maintain margins and the Company’s profits at a level not lower than in 2004, with respect to the factors over which it has direct influence;

2.	to take any indispensable action to revise the corporate charter of the Company in such way as to ensure its consistence with the current principles of good practices in public companies, formulated by Forum Corporate Governance;

3.	with respect to the dividend payments by the Company, to vote at the General Meeting in a manner taking account of the minority shareholders expectations, the Company’s investment needs and the need for the Company to maintain the positive cash flow;

4.	ensure that in relations between the Company and the Buyer or between the Company and any Affiliate, there are no unwarranted or unwarrantedly high commissions, license fees or other payments for the benefit of the Buyer or an Affiliate.

§10. Repetition of representations and warranties

The representations and warranties made in this Article III are deemed repeated on the Closing Date.

ARTICLE IV

BUYER’S INVESTMENT COMMITMENTS

§1. Guaranteed Investments

1.	The Buyer agrees to make or to cause to be made, within the period no longer than 5 (five) years following the Closing Date, investments in Company’s fixed assets totaling to not less than PLN 77,500,000 (seventy-seven million and five hundred thousand), revised as per Section 2 (hereinafter the “Guaranteed Investments”). The Guaranteed Investments shall be completed in compliance with Appendix 5 to this Agreement, which also provides a schedule for the implementation of the Guaranteed Investments, and in compliance with the provisions of this Article.

2.	The amount of the Guaranteed Investments shall be revised at 12-month intervals in such a manner that the amount of Guaranteed Investments remaining to be invested as at the end of each of such 12-month period shall be adjusted by the CPI for that period. The first period shall commence in the month of the Closing.

3.	The amount referred to in Section 1 shall be designated for investments in the Company’s fixed assets. Investments in fixed assets mean investments in:

a)	tangible fixed assets; and

b)	intangible fixed assets.

4.	An investment shall be deemed made on the date of recording an increase in the gross value of the tangible assets pursuant to the Accounting Act of September 29, 1994 (Dz. U. of 2002, No. 76, Item 694, as amended), other than increases caused by the revaluation of fixed assets.

§2. Financing the Guaranteed Investments

1.	The Guaranteed Investments shall be financed from:

a)	cash contributed by the Buyer against the shares in the Company’s increased share capital; or

b)	debt instruments procured by the Company, provided that such instruments are not secured on the Company’s shares; or

c)	the Company’s cash, other than those referred to in Item b) above.

2.	Reinvested income on the sale of fixed assets made prior to the end of the period of implementing the Guaranteed Investments set forth in §1 of this Article shall not be credited as Guaranteed Investments.

§3. Technical support; know-how

1.	The Buyer shall ensure that certain technical solutions held by it, including in particular licenses, technologies and know-how necessary for the implementation of the Guaranteed Investments program referred to in Appendix 5 to this Agreement are provided to the Company. The expenses incurred by the Company in relation to the payments to the Buyer or its Affiliates for licenses or know-how transfers, as well as for license fees arising from agreements concluded in connection with the abovementioned commitment, shall not be credited as Guaranteed Investments.

2.	The Company may exercise the rights referred to in Section 1 of this paragraph at least until the expiration of the period allowed for the implementation of the Guaranteed Investments set forth in §1 of this Article. The rights referred to in Section 1 of this paragraph shall be vested in the Company on terms no less favorable than the terms usually offered by the Buyer to its Affiliates, or among the Affiliates themselves.

§4. Guaranteed Investment Report

1.	The Buyer shall cause the Company to appoint, at the Company’s own expense, an independent auditor authorized to review the financial statements, approved by the Seller (which approval shall not be unreasonably withheld by the Seller), for the purposes of preparing a report on the implementation of the Guaranteed Investments (hereinafter the “Guaranteed Investment Report”), and to deliver such report to the Seller.

2.	The Guaranteed Investment Report shall describe the Buyer’s performance of the obligations set forth in Article IV §1 of the Agreement. The Guaranteed Investment Report shall be delivered to the Seller no later than on the 30th (thirtieth) day following the scheduled completion date of the Guaranteed Investments. The Guaranteed Investment Report shall confirm that the Guaranteed Investments have been duly completed in compliance with this Agreement and the provisions of law.

3.	The Buyer shall cause the Company to create such organizational and technical conditions as may be necessary for the Seller to review and verify the Guaranteed Investment Report. If no comments on the Guaranteed Investment Report are provided within 60 days of its receipt by the Seller, the report shall be deemed to have been approved by the Seller.

ARTICLE V

OTHER OBLIGATIONS OF THE BUYER

§1. Share transfer restrictions

1.	The Buyer agrees to retain the ownership of all Shares and not to encumber them in any manner until the Guaranteed Investments Settlement, subject to the restriction set forth in Art. 338 of the Code of Commercial Companies.

2.	In the event of a sale of the Shares, the Buyer shall cause that the Buyer and the purchaser of the Shares are jointly and severally liable for the performance of all of the Buyer’s obligations under the Agreement.

3.	Irrespective of the number of shares in the Company held by the Buyer, the Buyer shall be fully accountable for performing or causing the performance of all of obligations under the Agreement.

§ 2. No liquidation of the Company; restricted disposal of Company’s property

1.	The Buyer agrees that for 5 (five) years following the Closing Date, the Buyer shall not do or omit anything to cause the Company to do any of the following, unless the Seller consents thereto in writing:

1)	discontinue its statutory business activity consisting of production, distribution and sale of alcohol and alcoholic beverages;

2)	be liquidated or wound-up;

3)	dispose of all or such part of its property as would preclude its statutory business activity in the scope of the production, distribution and sales of alcohol and alcoholic and non-alcoholic beverages;

4)	allow to expire, dispose of or encumber (the notion of “encumbering” not embracing the granting of a right to use a trademark or a utility design with regard to the distribution or sale of Company products in Poland and abroad) a protection right in respect of any utility design or protection right in respect of any trademark (including any application rights) material to the Company’s statutory business activity in the scope of the production and sale of alcohol and alcoholic and non-alcoholic beverages (the Parties agree that in particular any of trademarks from the following group of trademarks shall be deemed material to the Company’s statutory business: Zubrówka, Grasovka, Absolwent, Ludowa, Palace Vodka and Batory);

5)	grant a right to a third party to use any license, utility design or trademark held by the Company, or otherwise dispose of such rights in a manner precluding their further use on the same terms and conditions by the Company for the purposes of its statutory business activity in the scope of the production, distribution and sale of alcohol and alcoholic and non-alcoholic beverages (the Parties agree that in particular any of trademarks from the following group of trademarks shall be deemed material to the Company’s statutory business: Zubrówka, Grasovka, Absolwent, Ludowa, Palace Vodka and Batory);

6)	transfer the production of products designated with the trademarks referred to in Item 4 above outside the Company’s manufacturing plant, except in cases of force majeure;

7)	undertake other actions preventing the Company’s statutory business activity in the scope of the production, distribution and sale of alcohol and alcoholic and non-alcoholic beverages;

8)	pursue any venture involving the total disposal of the Company’s business in one or more legal transactions.

2.	The Buyer guarantees and warrants that no action or omission, whether by the Buyer or an Affiliate, shall cause a limitation or infringement, of the Company’s rights to any license, utility design or trademark (including any application rights), referred to in items 4 and 5 above, and undertakes that for a period of not less than 5 (five) years from Closing Date it shall provide assistance to the Company with regard to the registration and protection of such rights.

§3. Reinvestments

The Buyer agrees to cause that if the Company sells any fixed assets with an individual gross book value exceeding PLN 20,000 (twenty thousand) in one or more legal transactions effected in the period specified in Article IV §1 hereof, the amounts equal to the proceeds of such sale shall be reinvested in Company’s fixed assets within 12 (twelve) months following the date of the sale of such assets. These amounts shall not be credited as Guaranteed Investments.

§4. No decrease of share capital

The Buyer agrees not to cause a decrease in the Company’s share capital for 5 (five) years following the Closing Date. In particular, the Buyer agrees to vote against any decrease in share capital at the Company’s General Meeting, also in order for the Company to purchase and redemption its shares.

§5. Environmental initiatives

The Buyer warrants that the Company shall conduct its business in compliance with Polish law and international environmental protection standards.

§6. Seller’s representatives on the Company’s Supervisory Board

1.	Until the completion of the Guaranteed Investments and the Guaranteed Investments Settlement referred to in Article IV §1 Section 1 of the Agreement, and for as long as the Seller remains a shareholder in the Company holding at least such number of shares in the Company giving at least 1% (one percent) of the Company’s share capital:

1)	the Buyer warrants that the Seller shall have the right to appoint and dismiss one member of the Supervisory Board, indicated in writing by the Seller;

2)	the Buyer shall not take any steps to dismiss the Seller’s appointee or suspend him/her as a Supervisory Board member without the Seller’s written consent or request. In particular, the Buyer agrees not, without the Seller’s written consent, to move to elect in any circumstances the Company’s Supervisory Board by voting in groups. Should any other shareholder of the Company move to appoint a Supervisory Board by voting in groups, the Buyer and the Seller (at the Seller’s request) shall form a separate group, or otherwise ensure (Art. 385 §6 of the Code of Commercial Companies) that the Seller’s appointee nominated in writing by the Seller is appointed to the Company’s Supervisory Board;

§ 7. Keeping the Company public

1.	Unless the provisions of law provide otherwise and save for stipulation of Section 2 below, the Buyer shall exercise all of its rights with respect to the Company in order to ensure that for the period of 3 (three) years from the Closing Date, the Company remains quoted on the regulated market managed by the Warsaw Stock Exchange.

2.	A primary or a secondary (or a combination of both) public offering and listing of CEDC shares on the regulated market managed by the Warsaw Stock Exchange with the market value not lower than PLN 300,000,000 (three hundred million), which neither the Buyer nor any of its capital group companies own at the time of such offering, will be deemed to have satisfied the obligation described in Section 1 above.

ARTICLE VI

EMPLOYMENT MATTERS

§1. Guarantee of employment

1.	The Buyer and CEDC guarantee that the employees who shall be employed with the Company on the Closing Date on the basis of employment contracts concluded for unspecified periods of time shall remain employed with the Company for 120 (one hundred twenty) months following the Closing Date, subject to the provisions of Section 2 and 3 below. The guarantee of employment does not apply to the Company’s Management Board members.

2.	The Company shall not be obligated to keep employed those employees:

1)	that have reached the retirement age and retire (i.e. their employment is terminated in connection with the retirement), irrespective of the manner of employment contract termination, it being understood that termination by the Company is also permitted;

2)	that are entitled to an age or disability pension due to inability to work, irrespective of the manner of employment contract termination, it being understood that termination by the Company is also permitted;

3)	whose employment contracts have previously expired;

4)	that terminate their employment with the Company on the basis of a termination notice submitted to the Company or on the basis of an agreement between the parties;

5)	that were employed for an unspecified period of time and their employment contracts have been terminated pursuant to Arts. 52 or 53 of the Labor Code;

6)	that have not accepted a notice amending the terms of employment, given pursuant to the provisions of the Company Collective Bargaining Agreement or the Social Benefits Package which resulted in termination of employment;

7)	that have received a termination notice given by the Company in specific circumstances, upon prior consent of the Trade Unions, which resulted in termination of employment.

3.	The Buyer shall cause the Company not to amend the employment contracts concluded for unspecified periods of time by converting them to employment contracts for specified periods of time during the period referred to in Section 1 above.

4.	Provisions of Sections 1 - 3 above shall be binding irrespective of the Additional Protocol No. 3 to the Company Collective Bargaining Agreement or the Social Benefits Package concluded with the Buyer or CEDC. The provisions of Sections 1-3 above shall be without prejudice and shall not restrict any further reaching privileges of the Company’s employees based on the current Additional Protocol No. 3 to the Company Collective Bargaining Agreement or the privileges vested in the Company’s employees based on the Social Benefits Package concluded with the Buyer or CEDC.

§2. Updates for the Seller on employee matters

1.	The Buyer shall cause the Company to provide the Seller, within 1 (one) month following each 12 (twelve) calendar months of the employment guarantee period referred to in §1 Section 1, commencing from the Closing Date, with reports containing lists of employment contracts terminated or expired during each reporting period. Such reports shall indicate whether the employment contracts have been terminated, have expired or have been amended in line with the provisions of Article VI §1 Section 2 and 3 of the Agreement.

2.	The first report shall cover the period commencing on the Closing Date until the last day of the first full calendar quarter following the Closing Date.

§3. Improving the professional skills of employees and executive staff

The Buyer shall take steps in order to cause the Company to provide its employees and executive staff with training to improve their professional qualifications.

ARTICLE VII

BUYER’S AND CEDC’S LIABILITY FOR THEIR OBLIGATIONS

UNDER THE AGREEMENT

§1. General provisions

1.	If the Shares are sold prior to the end of 5 (five) years following the Closing Date, the Buyer shall remain liable for the completion of all obligations set forth in the Agreement.

2.	The payment of the guarantee fee referred to in this Agreement shall not preclude the Seller’s right to claim damages in excess of the guarantee fee pursuant to the generally applicable rules of the Civil Code.

3.	Unless upon the Seller’s written consent, the Buyer may not discharge fully or partly any of its obligations under the Agreement by way of paying a corresponding guarantee fee.

4.	The guarantee fees provided for in this Agreement shall be payable to the Seller’s bank account set forth in Article IX §11 within 30 (thirty) days following a non-performance or improper performance of the obligations referred to in this paragraph, unless specific provisions define another date of payment.

5.	The Seller and the Buyer acknowledge in concert that the guarantee fees due to the Seller in relation to non-performance or improper performance of the obligations under this Agreement shall not be interpreted as liquidated damages (kary umowne) within the meaning of the Civil Code.

6.	The Seller shall be entitled to receive a guarantee fee for non-performance or improper performance by the Buyer of its obligations in any event, irrespective of any damage that the Seller may or may not suffer.

7.	CEDC represents that:

1)	as at the date of execution of this Agreement, it holds shares accounting for 100% of the Buyer’s shares capital,

2)	in order to guarantee and secure the proper discharge of the Buyer’s duties hereunder, CEDC accepts joint and several responsibility for the discharge of all the Buyer’s duties arising from this Agreement, including financial obligations, and in particular the obligation to pay the Seller the Purchase Price and the guarantee fees specified in the Agreement,

3)	for a period of 5 (five) years from Closing Date, it undertakes to retain the ownership of all the shares in the Buyer, accounting for 100% of the share capital of the Buyer, it being understood that irrespective of the number of shares held in the Buyer, CEDC shall be jointly and severally accountable for the discharge of the Buyer’s obligations arising herefrom. CEDC hereby consents to the Seller receiving from the Buyer extracts from the Buyer’s share register and authorizes the Seller to inspect the said register.

§2. Liability for a failure to implement the Guaranteed Investments

On each occasion a Guaranteed Investment Report leads to the conclusion that the total value of investments made in the Company’s fixed assets after the lapse of 5 (five) years following the Closing Date is lower than the value of the Guaranteed Investments set forth in Article IV §1 Section 1 of the Agreement, subject to Article IV §1 Section 2 of the Agreement, within 30 (thirty) days after the receipt of such Guaranteed Investment Report, and in no event later than within 60 (sixty) days following the lapse of the term set forth in Article IV §1 Section 1 of the Agreement, the Buyer shall pay the Seller a guarantee fee equal to 100% (one hundred percent) of the difference between the value of the Guaranteed Investments set forth in Article IV §1 Section 1, subject to Article IV § 1 Section 2 of the Agreement, and the value of the actually-effected investments in the Company’s fixed assets.

§3. Liability for termination of employment

1.	For any non-performance of the obligation set forth in Article VI §1 Section 1, i.e. for effecting layoffs in breach of the provisions of the Company’s Collective Bargaining Agreement or any other similar arrangement (the so-called Social Benefits Package), the Buyer shall pay the Seller a guarantee fee equal to the difference between the base amount calculated pursuant to Section 2 and the amount actually paid to the employee laid-off as compensation, within the term and in the amount set forth in the Company’s Collective Bargaining Agreement or Social Benefits Package prevailing at that time.

2.	The base amount referred to in Section 1 shall be 200% (two hundred percent) of the average monthly salary in the quarter in which a reduction in the employment level occurs in the Company, subject to Article VI §1 Section 2 and 3, multiplied by the number of months remaining until the end of the period set forth in Article VI §1 Section 1 of the Agreement, including the month in which the redundancy occurs.

3.	The average monthly salary shall mean the amount of remuneration announced pursuant to Art. 20 Item 2 of the Act on Age and Disability Pensions Funded by the Social Security Fund of December 17, 1998 (Dz. U. of 2004, No. 39 Item 353, as amended).

4.	The guarantee fee shall be paid no later than within 30 (thirty) days following the submission of the report disclosing the non-performance of the obligation referred to in Article VI §1 Section 1 of the Agreement.

§4. Other guarantee fees

1.	For a non-performance or improper performance of any other of the Buyer’s obligations hereunder, the Buyer shall pay the Seller in any event the following guarantee fees:

1)	for a failure to comply with the obligation not to transfer the Shares set forth in Article V §1 Section 1 of the Agreement, a guarantee fee amounting to the product of the number of the Shares so transferred and the Price Per Share, adjusted by the CPI for the time commencing in the month of the Closing until the end of the month in which the Shares are transferred;

2)	for a failure to comply with the obligation not to liquidate or wind-up the Company, not to discontinue its statutory business activity with respect to the production, distribution and sale of alcohol and alcoholic beverages, not to dispose of all of the

Company’s property or such part thereof as would prevent the Company from continuing its statutory business activity, and for a failure to comply with the obligation not to take such legal transactions as would constitute the total disposal of the Company’s business, and not to take other actions that would prevent the Company from continuing its statutory business activity, as set forth in Article V §2 of the Agreement, a guarantee fee equal to 100% (one hundred percent) of the Company’s net asset value, as valued by an independent expert appointed by the Buyer and approved by the Seller. Such valuation shall be effected as at the date of making a decision to liquidate, wind-up the Company, or dispose of all or part of its assets in a manner preventing the Company from continuing its statutory business activity or, with respect to a number of actions amounting to the total disposal of the Company’s business, as at the date of making the first such decision;

3)	for a failure to comply with the obligation not to dispose of or encumber the protective rights to the utility design or to the trademark held by the Company (including the application right) referred to in Article V §2 Section 1 Item 4) of the Agreement, a guarantee fee equal to 100% (one hundred percent) of the value of the rights so transferred, as valued by an independent expert appointed by the Buyer and approved by the Seller, although in no event less than the selling price for the transferred rights. The expert’s valuation shall be prepared as at the date of such transfer;

4)	for a failure to comply with the obligation not to grant the right to use the license held by the Company, the right to use its utility design or trademark, or the obligation not to dispose otherwise of such rights, as set forth in Article V §2 Section 1 Item 5) of the Agreement, a guarantee fee equal to 100% (one hundred percent) of the value of such license, the right to use the utility design or trademark, as valued by an independent expert appointed by the Buyer and approved by the Seller, although in no event less than the selling price for the granting or other disposal of such right. The expert’s valuation shall be prepared as at the date of the granting or other disposal of such rights;

5)	for a failure to comply with the obligation to reinvest the amounts referred to in Article V §3 of the Agreement, a guarantee fee equal to 100% (one hundred percent) of the value of these fixed asset components, as valued by an independent expert appointed by the Buyer and approved by the Seller. The expert’s valuation shall be prepared as at the date of the transfer of such assets;

6)	for a failure to comply with the obligation not to decrease the Company’s share capital, as set forth in Article V §4 of the Agreement, a guarantee fee equal to 100% (one hundred percent) of the amount by which the share capital has been decreased, but in no event less than 100% (one hundred percent) of the price paid by the Company for the shares acquired for redemption, or the remuneration due to the holder of the shares so redeemed;

7)	for a failure to comply with the obligation to acquire shares of the Company pursuant to Article VIII of the Agreement, a guarantee fee amounting to the product of the number of shares to which such obligation refers and the Price Per Share, adjusted by the CPI for the period commencing in the month of the Closing until the month in which the Seller requires the Buyer to effect such acquisition;

8)	for a failure to comply with the obligation to ensure that the Seller has the right to appoint and dismiss one member of the Company’s Supervisory Board, as set forth in Article V §6 of the Agreement, a guarantee fee of:

a)	PLN 50,000 (fifty thousand) for the first commenced month of the Buyer’s delay in the performance of this obligation; and

b)	PLN 100,000 (one hundred thousand) for each following commenced month of the Buyer’s delay in the performance of this obligation.

9)	for a failure to comply with the obligation set out in Article V § 2 Section 1 Item 6 – a guarantee fee equal to 100% of the net value of products produced in violation of the provisions of Article V § 2 Section 1 Item 6.

2.	In the event of a failure, without the Seller’s written consent, to keep the obligation to retain the ownership of all the Buyer’s shares, accounting for 100% of the Buyer’s share capital as set out in Article VII §1 Section 7 Item 3) of the Agreement, CEDC undertakes to pay the Seller a guarantee fee calculated as the product of multiplying the number of sold/redeemed shares in the Buyer by their value following from the Buyer’s balance sheet for the day of sale/redemption of such shares, but in no event less than the product of multiplying the number of sold/redeemed shares in the Buyer by the sale price/redemption value of one share.

§5. Appointment of the expert by the Seller

1.	If the Report referred to in Article IV §4, the reports referred to in Article VI §2 or the report referred to in Article VII §6 of the Agreement are not delivered to the Seller on the dates specified in this Agreement, the Seller shall have the right to appoint an expert for the purposes of preparing such reports, at its own discretion and at the Company’s expense, subject to the provisions of Article IV §4 Section 3 of the Agreement, as they may apply, and the Buyer shall pay or cause the Company to pay for the preparation of the Report or reports.

2.	If any of the Report or reports referred to in Section 1 above discloses that a situation described in any of Article VII §2, §3 or §4 of the Agreement has occurred, the Buyer shall pay the Seller a guarantee fee in such amounts and on such dates as specified in the relevant provisions of Article VII of the Agreement.

3.	The Buyer shall cause the Company to create the proper organizational and technical conditions for the Seller to familiarize itself with and verify the report and the reports referred to in Section 1 above.

§ 6. Report on the fulfillment of other obligations ensuing from the Agreement

Not more often than once a year, at the Seller’s request made until the date of execution and settlement of Guaranteed Investments, and until the full repayment of the indebtedness incurred by the Buyer and CEDC for the purchase of shares in the Company, but in no event during a period shorter than until December 31, 2007, the Buyer will cause the Company to order, at its expense, an independent entity approved by the Seller (which approval shall not be unreasonably withheld by the Seller), authorized to audit financial statements, to carry out an appropriate examination and prepare a report on the fulfillment of obligations and verification of the Buyer’s representations included in the Agreement, including the undertakings and representations contained in Article III § 3 through 5, § 7 and § 9 and Article V § 1 through 3 of the Agreement. Within the purpose of the report and in the scope necessary to prepare the report, the Seller may specify its detailed scope. The report shall be delivered to the Seller not later than within 60 (sixty) days from the Buyer receiving the Seller’s demand and the Seller’s approving of such independent entity. The report shall specify the correctness and conformity of the implementation of the obligations ensuing from the Agreement with the law and with the provisions of the Agreement. The Buyer shall procure that the Company provides the organizational and technical conditions for the audit, in particular by supplying the requisite documents.

§ 7. Auditor for special affairs

1)	In each instance, but not more than once a year, if shareholders in the Company commanding at least 5% of the overall number of votes at the General Meeting, demand the appointment of an auditor for special affairs (in particular based on Article 158b of the Securities Act), the Buyer shall, at the Seller’s request, procure the convening of a General Meeting and the placing of that matter on the agenda of the nearest General Meeting, and shall vote for the appointment of such auditor and for the determination of the subject and scope of such audit, in keeping with the motion of the shareholders demanding the appointment of such auditor. Should the current Securities Act become ineffective, this provision shall be deemed to refer accordingly to a relevant provision of the new act.

2)	In the event of a demand for the appointment of an auditor for special affairs being advanced, the Buyer shall inform the Seller forthwith about it or shall cause the Company to inform the Seller about it sufficiently early to enable the Seller to voice its opinion about it.

3)	The Buyer’s obligation referred to in Section 1 above shall not apply in a situation when the audit referred to in Section 1 above could result in the weakening of the Company’s market or financial position or, in particular, in disclosing the Company’s commercial secrets or otherwise expose the Company to damages.

§8. Liability for delayed filing of reports

Notwithstanding any of the above, the Buyer shall pay the Seller a guarantee fee of PLN 5,000 (five thousand) for each month of delay in the delivery of the Report or reports referred to in Article IV §4 and Article VI § 2 and Article VII § 6 of the Agreement.

ARTICLE VIII

REMAINING SHARES

§1. Employee shares

1.	The Buyer agrees to cause the Company to provide the Seller with free-of-charge assistance in making the Company’s shares available free-of-charge pursuant to Arts. 36 and 37 of the Privatization Act.

2.	The Buyer agrees to purchase from the Seller, pursuant to the terms set forth below, all of the Company’s shares that are not acquired free-of-charge pursuant to the terms set forth in the Privatization Act, hereinafter referred to as the “Employee Shares”. For this purpose, no later than within 3 (three) months following the expiration of the employees’ and farmers’ statutory rights to acquire the Employee Shares, that is by November 10, 2006, the Buyer agrees to provide the Seller with an offer to purchase all of the outstanding Employee Shares that have not been acquired free-of-charge. The offer shall remain valid for no less than 60 (sixty) months following the Closing Date. The acquisition of the Employee Shares and the payment of the price for the Employee Shares shall occur within 3 (three) months following the Seller’s acceptance of the Buyer’s offer.

3.	Within the period of validity of the offer referred to in Section 2, the Seller is entitled (but not obliged) to accept entirely or partly the Buyer’s offer referred to in Section 2. In the event of partial acceptance of the Buyer’s offer, the remainder of the offer shall continue to be binding upon the Buyer.

4.	If a transfer of part of the Employee Shares by the Seller on the dates set forth in Section 2 does not occur due to pending proceedings related to such Employee Shares, the Buyer agrees to acquire these Employee Shares promptly after such reasons cease to have affect, but in no event later than 3 (three) months thereafter. The Seller shall notify the Buyer of such reasons no longer having affect.

5.	The Employee Shares shall be purchased at a price equal to the Price Per Share CPI-indexed for the period commencing in the month of the Closing and ending in the month preceding the month of the acquisition of such Employee Shares.

6.	Unless the Parties agree otherwise, the Employee Shares shall be transferred to the Buyer off the regulated market, and the Buyer shall be obligated to apply to the SEC for a permit to transfer the Employee Shares off the regulated market referred to in Art. 93 of the Securities Act, as required by law, and in particular to act with highest diligence in proceedings before the SEC, as well as to provide the SEC promptly on its demand with all the required information. Should the current Securities Act become ineffective, this provision shall be deemed to refer accordingly to a relevant provision of the new act.

ARTICLE IX

GENERAL PROVISIONS

§1. Expenses

1.	Subject to the provisions of Section 3 below, each of the Seller and the Buyer shall cover their own costs and expenses incurred in relation to this Agreement.

2.	Subject to the provisions of Section 3 below, each of the Seller and the Buyer shall bear its own fees and commissions due in relation to the conclusion of this Agreement.

3.	The Buyer shall pay all costs, fees and commissions related to purchasing the Shares and the Employee Shares from the Seller, including the fees for a permit to transfer the shares off the regulated market, the commissions and fees payable to the Brokerage House, as well as the fees and commissions payable by the Seller or the Brokerage House to the National Depository for Securities (Krajowy Depozyt Papierów Wartosciowych S.A.), the Warsaw Stock Exchange (Gielda Papierow Wartosciowych w Warszawie S.A.) and/or the SEC. The Buyer shall not cover the costs of the fees payable to the Brokerage House or to other entities in relation to advisory services related to the Company’s privatization that will be covered by the Seller.

§2. Dispute resolution

1.	The Parties agree in concert to attempt to resolve any disputes related to the Agreement by way of negotiations and consultations.

2.	Any claims or disputes between the Parties related to or resulting from the Agreement, including the validity of its conclusion and interpretation, that the Parties fail to resolve amicably, shall be finally settled by the common court appropriate for the Seller.

3.	Enforcement proceedings against any of the Parties may only be conducted pursuant to the provisions of Polish law.

§3. Force Majeure

1.	Each of the Parties may suspend the performance of its obligations if prevented from their performance as a result of an act of Force Majeure.

2.	In this Agreement, “Force Majeure” shall mean any extraordinary, external event, the occurrence and duration of which cannot have been prevented or remedied by the Party affected, despite its acting with due diligence.

3.	Force Majeure shall not include:

1)	any events caused by a Party or by a third party for which the Party is responsible;

2)	a lack of funds.

4.	The Party claiming Force Majeure is required to notify the other Party in writing, within 14 (fourteen) days of having become aware thereof, both of the occurrence and discontinuance of the Force Majeure event, and to corroborate such information with appropriate evidence.

§4. Governing law

This Agreement shall be governed by and interpreted pursuant to Polish law.

§5. Disposal; rights of third parties

The Buyer’s rights and obligations under this Agreement may not be assigned to any third party, unless upon the Seller’s prior written consent.

§6. Notices

1.	All notices, representations, communications, consents, requests, demands, waivers and other information required pursuant to this Agreement shall be made in writing.

2.	The notices referred to in Section 1 shall be deemed effective if delivered:

1)	personally;

2)	by courier; or

3)	by registered mail;

to an address indicated below, or to another address indicated by the Party in compliance with the above procedure:

If to the Seller:

Ministerstwo Skarbu Panstwa

ul. Krucza 36 / Wspólna 6

00-522 Warszawa, Polska

Attention: Director, Privatization Department I

If to the Buyer:

Carey Agri International Poland Sp. z o.o.

ul. Bokserska 66a

02-680 Warszawa

Attention: President of the Management Board

If to CEDC

Central European Distribution Corporation

ul. Bokserska 66a

02-680 Warszawa

Attention: President of the Management Board

3.	All notices shall be deemed delivered as follows:

1)	if delivered personally, on the day of delivery;

2)	if delivered by courier, on the day of confirmation of receipt from the courier;

3)	if delivered by registered mail, on the date of confirmation of receipt of the registered mail.

§7. Scope of the Agreement

1.	This Agreement, together with its appendices, constitutes the entire agreement between the Parties with respect to all matters contemplated herein, and supersedes any previous representations, decisions and agreements.

2.	The headings, articles, sections and items used in this Agreement are used for convenience only, and shall not affect the interpretation of the contents of this Agreement.

§8. Language; counterparts

This Agreement has been made in Polish. Only the Polish version of the Agreement shall be the officially-binding version. This Agreement has been made in four identical counterparts, one for each of the Seller, the Buyer, CEDC and the Brokerage House.

§9. Severability

1.	If any provision or provisions of the Agreement are deemed entirely or partly ineffective or unenforceable by the Parties, a court or other relevant authorities, the other provisions of the Agreement and the other parts of such provisions shall remain in full force and effect.

2.	With respect to the provisions deemed ineffective or unenforceable, the Parties shall negotiate in good faith such substitute provisions as they may consider effective and enforceable, and reflecting the Parties’ original intentions.

3.	Unless specific provisions of this Agreement provide otherwise, the representations and commitments made by the Buyer shall remain in force for 5 (five) years following the Closing Date, except for the representations set forth in Article III §6 and §10 of the Agreement, which shall survive the lapse of the aforementioned period.

§10. Modifications

Any modifications to the Agreement shall be made by the Parties only in writing, otherwise being deemed null and void.

§11. Payments to the Seller

Any monies payable, including the guarantee fees payable pursuant to the Agreement by the Buyer to the Seller, shall be remitted to the bank account of the Ministry of the State Treasury with the Regional Branch of the National Bank of Poland in Warsaw, No. PL03101010100025121339200000, subject to Article I §5 Section 1 of the Agreement.

§12. Appendices

The following appendices constitute an integral part of this Agreement:

1). Appendix 1:	Excerpt from the National Court Register for the Company

2). Appendix 2:	Deed of Commercialization and the Company’s Charter

3). Appendix 3:	Excerpt from the National Court Register for the Buyer

4). Appendix 4:	Excerpt from the Buyer’s Articles of Association

5). Appendix 5:	The Company’s investment program

6). Appendix 6:	Excerpt from the relevant register for CEDC (i.e. Certificate of Good Standing)

7). Appendix 7:	Excerpt from the Charter of CEDC (i.e. Certificate of Incorporation)

For the State Treasury

/s/ Jacek Socha
Jacek Socha
Minister of the State Treasury

For Carey Agri International Poland Sp. z o.o.

/s/ Evangelos Evangelou
Evangelos Evangelou
Vice President of the Management Board

/s/ Elzbieta Kusnierek
Elzbieta Kusnierek
Member of the Management Board

For CEDC

/s/ Evangelos Evangelou
Evangelos Evangelou
Vice President of the Management Board